September 1, 2016

Via EDGAR

H. Roger Schwall

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:

Request for Acceleration of Effectiveness of Registration Statement on Form S-4 (File No. 333-212795) of Comstock Resources, Inc. and the co-registrants named on the signature pages hereto (the “Registrants”)

Dear Mr. Schwall:

On behalf of the Registrants, and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby request that the effective date of the above referenced Registration Statement on Form S-4 be accelerated to 1:00 P.M., Washington, D.C. time, on September 2, 2016, or as soon thereafter as practicable. As requested by the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”), the Registrants hereby acknowledge that:

•	should the Commission or the Staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•

the Registrants may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you need additional information, please contact Jack E. Jacobsen of Locke Lord LLP at (214) 740-8553.

Sincerely, COMSTOCK RESOURCES, INC.

By:	/s/ROLAND O. BURNS
Roland O. Burns President

COMSTOCK OIL & GAS, LP By: Comstock Oil & Gas GP, LLC, its general partner By: Comstock Resources, Inc., as sole member

By:	/s/ROLAND O. BURNS
Roland O. Burns President

COMSTOCK OIL & GAS LOUISIANA, LLC

By:	/s/ROLAND O. BURNS
Roland O. Burns President

COMSTOCK OIL & GAS GP, LLC By: Comstock Resources, Inc. as sole member

By:	/s/ROLAND O. BURNS
Roland O. Burns President

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:	/s/ROLAND O. BURNS
Roland O. Burns Manager

COMSTOCK OIL & GAS HOLDINGS, INC.

By:	/s/ROLAND O. BURNS
Roland O. Burns President

cc:	Jack E. Jacobsen, Esq.
Locke Lord LLP

Doug Rayburn, Esq.
Baker Botts L.L.P.